EXHIBIT 10.7
CONFIDENTIAL
CADENCE PHARMACEUTICALS, INC
2006 Corporate Bonus Plan
Cadence Pharmaceuticals, Inc.

CONFIDENTIAL
2006 Corporate Bonus Plan
The Cadence Pharmaceuticals, Inc. (“Cadence” or the “Company”) Corporate Bonus Plan (the “Plan”) is designed to offer incentive compensation to eligible Employees by rewarding the achievement of corporate objectives and specifically measured individual objectives that are consistent with and support overall corporate objectives. Since cooperation between departments and Employees will be required to achieve corporate objectives that represent a significant portion of the Plan, the Plan should help foster teamwork and build a cohesive management team.
Purpose of the Plan
The Plan is designed to:
•	Encourage high performance by providing an incentive program to achieve overall corporate objectives and to enhance shareholder value

•	Reward those individuals who significantly impact corporate results

•	Encourage increased teamwork among all disciplines within Cadence

•	Incorporate an incentive program in the Cadence overall compensation program to help attract and retain Employees, and

•	Incentivize eligible Employees to remain employed by Cadence throughout the Plan year and until the time incentive awards are paid
Plan Governance
The Plan will be governed by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The President and / or CEO of Cadence will be responsible for the administration of the Plan. The Compensation Committee will be responsible for approving any compensation or incentive awards to officers of the Company. All determinations of the Compensation Committee, under the Plan, shall be final and binding on all Plan participants.
Eligibility
All exempt Full Time Employees Level 8 (Associate Director) or higher are eligible to participate in the Plan. To receive an incentive award, a participant: (a) must have

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been in an eligible position for at least three (3) full consecutive months prior to the end of the Plan year, and must remain employed through the end of the Plan year and until incentive awards are paid; and (b) must not be on probation at the time bonus determinations are made.
Form of Incentive Award Payments
Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Compensation Committee. In the event that the Compensation Committee and / or the Board of Directors elect to pay incentive awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination as to the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon the overall corporate performance and each participant’s individual performance, as described below. The issuance of stock and stock options may also be subject to the approval of the Company’s stockholders, and any stock options issued will be subject to the terms and conditions of the Company’s 2004 Equity Incentive Award Plan, as amended from time to time by the Company.
Bonus Percentage
Incentive Awards will be determined by applying a “bonus percentage” to the base salary of participants in the Plan. The following bonus percentages will be used for this purpose:

Grade Level	Position Title	Bonus Percentage
12	CEO	40%
11	EVP, SVP, CFO, CMO	30%
10	VP	25%
9	Sr. Director	20%
8	Associate Director, Director, Controller	15%
Corporate and Individual Performance Factors
The President and / or CEO will present to the Compensation Committee a list of the overall corporate objectives for 2006, which are subject to approval by the Compensation Committee. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President or Senior Vice President and by the President and / or CEO.
The Plan calls for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

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The relative weight between corporate and individual performance factors varies based on the individual’s assigned grade level within the organization. The weighting may be reviewed periodically and may be adjusted, as necessary or appropriate. The weighting for the 2006 performance factors will be as follows:

		Corporate	Individual
President or CEO	(Grades 12)	100%
SVP’s/VP’s	(Grades 10-11)	80%	20%
All Others	(Grades 8-9)	60%	40%
Performance Award Multiplier
The following scale will be used to determine the actual performance award multiplier for incentive award calculations based upon the measurement of corporate and individual performance objectives. Separate payment multipliers will be established for both the corporate and the individual components of each award. The same payment multiplier for the corporate component each participant’s annual award shall be used for all Plan participants in any given year. The award multiplier for the corporate component shall be determined by the Compensation Committee, in its sole discretion.

	Performance Category	Award Multiplier
1.	Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions	75% - 150%

2.	Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions	50% - 75%

3.	Performance for the year met some, but not all, objectives	25% - 50%

4.	Performance for the year was not acceptable in view of prevailing conditions	0%
Calculation of Cash Incentive Award
The example below shows a sample cash incentive award calculation under the Plan, which is determined after the end of the performance period. Step #1: a potential base bonus award is calculated by multiplying the Employee’s base salary by their assigned grade level bonus percentage. Step #2:  The calculated potential base bonus amount is then split between the corporate and individual performance factors by the Employee’s assigned grade level (per the weighting above). This calculation establishes specific potential dollar awards for the performance period for both the individual and corporate performance factor components.
Step #3: After the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate

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award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan participants. This is accomplished by multiplying the bonus percentage established for each individual at the beginning of the performance period by the actual corporate award multiplier. The individual award multiplier, which is based on an individual’s performance against objectives, is used in the same way to calculate the actual individual performance award.

Example:	Step # 1: Potential Base Bonus Award Calculation
	Position:	Manager
	Base salary:	$100,000
	Bonus percentage:	10%
	Potential base bonus:	$10,000

	Step # 2: Split award amount based on Performance Factors
	Potential corporate performance bonus (50%):	$5,000
	Potential individual performance bonus (50%):	$5,000

	Step # 3: Actual Cash Incentive Award Calculation
	Assumed payment multipliers based on assessment of corporate and individual performance:
	Corporate multiplier	75	%-performance generally met objectives
	Individual multiplier	125	%-performance generally exceeded objectives
	Cash Award:
	Corporate component	$3,750	($5,000 x 75%)
	Individual component	$6,250	($5,000 x 125%)
Payment of the Incentive Award
Payment of incentive awards will be made as soon as practicable after the end of the Plan year but not before the completion and issuance of the Company’s year-end audited Financial Statements. Incentive award calculations will be based on the participant’s base salary as of December 31, 2006. Participants’ entitlement to an incentive award under this Plan does not vest until the awards are actually paid.
Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata bonus based on the portion of the Plan year they hold an eligible position. Participants promoted during the year from one “Bonus percentage” level to another will have their Incentive Award calculated using their base pay on December 31, 2006. Providing the promotion occurred after April 30, 2006 but prior to October 1, 2006, the calculation will be pro-rated, based on the number of months at each bonus percentage level. If the promotion occurred after October 1, 2006, the entire calculation will be based on the bonus percentage applicable prior to the promotion. For those Employees working less than full time (40 hours / week), the calculated award will be pro-rated based on the actual average hours worked per week during the performance period as a

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percent of a full time equivalent. Other than as stated above, incentive awards will not be pro-rated for partial year service.
Termination
A Plan participant whose employment terminates voluntarily prior to the payment of the incentive awards, will not be eligible to receive an incentive award. Continued employment until payment of the incentive award is a condition of vesting. If a participant’s employment is terminated involuntarily during the calendar year, or prior to payment of awards, it will be at the absolute discretion of the Company whether or not an award payment is made.
Compensation Committee’s Absolute Right to Alter or Abolish the Plan
The Compensation Committee reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation.
Employment Duration/Employment Relationship
This Plan does not, and Cadence’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employement with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by Cadence or by the participant, with or without cause.

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Cadence Pharmaceuticals, Inc.
2006 Bonus Plan
This is to acknowledge that I have received a copy of the 2006 Bonus Plan.

Name:		Date:

(print)

(signature)

Please return signed copy to Ted Schroeder.